                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

[ ] Preliminary Proxy Statement  [ ] Confidential, for Use of the Commission
                                     Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                            Rural/Metro Corporation
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                            RURAL/METRO CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 19, 1998
                            ------------------------

     The Annual Meeting of Stockholders of Rural/Metro Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m. (local time), on November 19, 1998, at the offices of the Company, 8401 East Indian School Road, Scottsdale, Arizona, for the following purposes:

          1.  To elect three directors for a three-year term expiring in 2001.

          2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending June 30, 1999.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on October 2, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                          Sincerely,

                              [Louis G. Jekel Signature]

                                          Louis G. Jekel
                                          Secretary

Scottsdale, Arizona
October 7, 1998

                            RURAL/METRO CORPORATION
                          8401 EAST INDIAN SCHOOL ROAD
                           SCOTTSDALE, ARIZONA 85251
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                            VOTING AND OTHER MATTERS

GENERAL

     The enclosed proxy is solicited on behalf of Rural/Metro Corporation, a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time), on November 19, 1998 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the offices of the Company, 8401 East Indian School Road, Scottsdale, Arizona.

     These proxy solicitation materials were first mailed on or about October 9, 1998, to all stockholders entitled to vote at the Meeting.

VOTING SECURITIES AND VOTING RIGHTS

     Stockholders of record at the close of business on October 2, 1998 (the "Record Date"), are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 14,465,621 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock").

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Meeting and entitled to vote is required: (i) to elect three directors for a three-year term expiring in 2001; and (ii) to ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending June 30, 1999.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

     When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. If no specification is indicated, the shares will be voted: (i) "for" the election of the nominees set forth in this Proxy Statement; and (ii) "for" the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending June 30, 1999.

REVOCABILITY OF PROXIES

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

SOLICITATION

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

     The 1998 Annual Report to Stockholders, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the activities of the Company but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Report of the Human Resource/Compensation/Organization Committee of the Board of Directors" below and "Company Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company will provide, without charge to each stockholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the year ended June 30, 1998 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such requests should be directed to the Company's Secretary at the Company's executive offices set forth in this Proxy Statement.

                             SECURITY OWNERSHIP OF
                 PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock on October 2, 1998, except as indicated, by: (i) each director and each nominee for director; (ii) the Named Executive Officers (as defined herein) set forth in the Summary Compensation Table under the section entitled "EXECUTIVE COMPENSATION;" (iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock.

                                                                 AMOUNT
                                                              BENEFICIALLY
                                                                 OWNED
NAME OF BENEFICIAL OWNER                                       (1)(2)(3)      PERCENT
------------------------                                      ------------    -------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
-------------------------------------------
James H. Bolin(4)...........................................     290,918        2.0
Mary Anne Carpenter(5)......................................      10,000        *
Cor J. Clement(6)...........................................      33,250        *
Robert T. Edwards(7)........................................     201,894        1.4
Louis G. Jekel(8)...........................................     139,299        1.0
Robert E. Ramsey, Jr.(9)....................................     532,276        3.7
William C. Turner(10).......................................      25,500        *
Louis A. Witzeman(11).......................................     137,998        1.0
Henry G. Walker(12).........................................      12,500        *
Mark E. Liebner(13).........................................     211,066        *
William R. Crowell(14)......................................     130,246        *
Warren S. Rustand(15).......................................     195,249        1.3
William F. Gillis(16).......................................      20,000        *

Executive officers and directors as a group (16 persons)....   2,113,812       13.5

5% STOCKHOLDERS:
-----------------
ESOP(17)....................................................     905,150        6.3
William Blair & Company, L.L.C.(18).........................     921,141        6.4

---------------
  *  Less than 1%

 (1) Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes shares of Common Stock issuable to the identified person pursuant to stock options that may be exercised within 60 days after October 2, 1998. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other stockholders.

 (3) Excludes 22,914, 5,661, and 1,030 fully vested shares held by the ESOP for the benefit of Messrs. Edwards, Jekel and Liebner, respectively, and 45 and 372 shares held by the ESOP for the benefit of Messrs. Rustand and Crowell, respectively, that are 20% and 80% vested, respectively. Such persons have sole voting power with respect to the shares held in their account by the ESOP.

 (4) Includes 159,735 shares of Common Stock issuable upon exercise of stock options and 130,734 shares held by the Bolin Revocable Trust UA dated February 27, 1996, James H. Bolin and Sandra L. Bolin, Trustees.

 (5) Represents shares of Common Stock issuable upon exercise of stock options.

 (6) Includes 8,750 shares of Common Stock issuable upon exercise of stock options.

 (7) Includes 178,814 shares of Common Stock issuable upon exercise of stock options.

 (8) Includes 65,000 shares of Common Stock issuable upon exercise of stock options; 3,175 shares held by the Louis G. Jekel Charitable Remainder Trust UA dated March 1, 1996; and 71,124 shares held by a partnership of which Mr. Jekel is the beneficial owner.

 (9) Includes 25,000 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 17,500 shares of Common Stock issuable upon exercise of stock options.

(11) Includes 29,562 shares held by the Louis A. Witzeman, Jr. Family Investment Limited Partnership, of which 150 shares are held for the benefit of other family members. Also includes 59,375 shares of Common Stock issuable upon the exercise of stock options.

(12) Represents shares of Common Stock issuable upon exercise of stock options.

(13) Includes 149,347 shares of Common Stock issuable upon exercise of stock options.

(14) Includes 108,060 shares of Common Stock issuable upon exercise of stock options.

(15) Includes 166,250 shares of Common Stock issuable upon exercise of stock options. Mr. Rustand was Chief Executive Officer and President of the Company until his resignation in August 1998.

(16) Includes 20,000 shares of Common Stock issuable upon exercise of stock options. Mr. Gillis was Senior Vice President until his resignation in June 1998.

(17) The address of the Rural/Metro Corporation Employee Stock Ownership Plan (the "ESOP") is c/o Rural/Metro Corporation, 8401 East Indian School Road, Scottsdale, Arizona 85251.

(18) In a filing on Schedule 13G, dated February 17, 1998, William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL, 60606 reported sole voting power with respect to 432,591 shares and sole dispositive power with respect to 921,141 shares of Common Stock. William Blair & Company, L.L.C., subsequently advised the Company that all shares of the Common Stock are held by individual and institutional clients for which William Blair & Company, Investment Management Services, a department of William Blair & Company, L.L.C., serves as investment adviser. William Blair & Company, L.L.C., further advised the Company that William Blair & Company, L.L.C., is the owner of record and disclaim beneficial ownership of such shares.

                          PROPOSAL TO ELECT DIRECTORS

NOMINEES

     The Company's Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for three-year terms. The Board of Directors has nominated Mr. Ramsey, Mr. Witzeman, and Ms. Carpenter for re-election as Class I directors for three-year terms expiring in 2001 or until their respective successors are elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any of the nominees is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for a nominee, if any, designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

     The Board of Directors recommends a vote "FOR" the nominees named herein.

     The following table sets forth certain information regarding the directors and nominees for directors of the Company:

                                                                                                 TERM
NAME                                     AGE                      POSITION                      EXPIRES
----                                     ---                      --------                      -------
Cor J. Clement.........................  50    Vice Chairman of the Board and Director(1)(4)     2000
James H. Bolin.........................  46    Vice Chairman of the Board and Director(3)        1999
Robert E. Ramsey, Jr. .................  52    Executive Vice President of the Company and       1998
                                                 Director
Louis G. Jekel.........................  57    Secretary and Director                            1999
William C. Turner......................  69    Director(1)(2)(3)(4)                              1999
Henry G. Walker........................  51    Director(1)(4)                                    2000
Mary Anne Carpenter....................  53    Director(1)(4)                                    1998
Louis A. Witzeman......................  73    Director(2)(4)                                    1998

---------------
(1) Member of the Human Resource/Compensation/Organization Committee.

(2) Member of the Nominating Committee.

(3) Member of the Executive Committee.

(4) Member of the Audit Committee.

     Cor J. Clement has served as Vice Chairman of the Board of Directors since August 1994 and as a member of the Board of Directors since May 1992. Mr. Clement served as the President and Chief Executive Officer of NVD, an international provider of security and industrial fire protection services headquartered in the Netherlands, from February 1980 until his retirement in January 1997.

     James H. Bolin has served as Vice Chairman of the Board of Directors since January 1998 and as a member of the Board of Directors since February 1981. He served as President of the Company from March 1995 until his retirement on January 1, 1998. Mr. Bolin served as Senior Vice President -- Ambulance Services of the Company from October 1991 until March 1995, Chief Financial Officer from October 1988 through September 1991, Senior Vice President -- Finance from August 1986 through September 1988, and Vice President -- Finance from April 1981 through July 1986. Mr. Bolin is a certified public accountant.

     Robert E. Ramsey, Jr. has served as Executive Vice President since August 1998. He served as Senior Vice President of the Company from June 1997 until August 1998 and as a member of the Board of Directors since June 1997. Mr. Ramsey is President and Chief Executive Officer of SW General, Inc. and affiliated companies, which he founded in 1982. SW General, Inc. and affiliated companies were purchased by the Company in June 1997. He is currently President of the Arizona Ambulance Association.

     Louis G. Jekel has served as Secretary of the Company and as a member of the Board of Directors of the Company since 1968. Mr. Jekel directs the Company's Wildland Fire Protection Operations with the State of Arizona and the federal government. Mr. Jekel is a partner in the law firm of Jekel & Howard in Scottsdale, Arizona.

     William C. Turner has been a member of the Board of Directors of the Company since November 1993. Mr. Turner is currently Chairman and Chief Executive of Argyle Atlantic Corporation, an international merchant banking and management consulting firm; Chairman of the Avon International Advisory Council for Avon Products, Inc.; a director of the Goodyear Tire & Rubber Company; a director of Microtest, Inc.; and a trustee and executive committee member of the United States Council for International Business. Mr. Turner is also a former United States Ambassador and permanent representative to the Organization for Economic Cooperation and Development. Since returning to the United States from his ambassador post in Paris, Mr. Turner has served on the boards of directors and/or international advisory councils of ten major listed corporations.

     Henry G. Walker has been a member of the Board of Directors of the Company since September 1997. Since April 1997, he has served as President and Chief Executive Officer of the Sisters of Providence Health

System, comprised of hospitals, long-term care facilities, physician practices, managed care plans, and other health and social services. From 1996 to March 1997, Mr. Walker served as President and Chief Executive Officer of Health Partners of Arizona, a state-wide managed care company. From 1992 to 1996, he served as President and Chief Executive Officer of TMCare, a healthcare delivery system. Mr. Walker is a member of the National Advisory Council of the Healthcare Forum.

     Mary Anne Carpenter has been a member of the Board of Directors of the Company since January 1998. Since January 1993, Ms. Carpenter has served as Executive Vice President and Executive Committee member of First Health Group Corp., a publicly traded managed health care company. From October 1991 until January 1993, Ms. Carpenter served as Senior Vice President, and from July 1986 through October 1991, as Vice President of First Health Group Corp. Ms. Carpenter is a board member of the American Association of Health Plans and has served on panels for several other national health care organizations.

     Louis A. Witzeman is the founder of the Company. Mr. Witzeman has served as a member of the Board of Directors since the Company's formation in 1948, currently serving as Chairman of the Board Emeritus. Mr. Witzeman served as Chief Executive Officer of the Company until his retirement in 1980.

     Directors hold office until their successors have been elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors or officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. As of October 1, 1998 the Board of Directors had appointed the following standing committees: a Human Resource/Compensation/Organization Committee; a Nominating Committee; an Executive Committee; and an Audit Committee.

     The Human Resource/Compensation/Organization Committee. The Human Resource/Compensation/Organization Committee reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company. The Human Resource/Compensation/Organization Committee also reviews the succession planning for key executive personnel, monitors employee relations issues and oversees senior management structure. The Committee held four formal meetings during the fiscal year ended June 30, 1998.

     Nominating Committee. The Company's Nominating Committee met separately at one formal meeting during the fiscal year ended June 30, 1998. The Nominating Committee reviews credentials of existing and prospective directors and selects classes of directors.

     Executive Committee. The Company's Executive Committee met separately at four formal meetings during the fiscal year ended June 30, 1998. The Executive Committee acts as a liaison between management and the Board of Directors. At times the Board of Directors empowers the Executive Committee to take certain actions on behalf of the Board of Directors between regularly scheduled meetings.

     Audit Committee. The Company's Audit Committee met separately at three formal meetings during the fiscal year ended June 30, 1998. The Audit Committee reviews the annual financial statements and significant accounting issues and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other audit related matters that may arise during the year.

     The Board of Directors of the Company held a total of 12 meetings during the fiscal year ended June 30, 1998. Ms. Carpenter, who joined the Board in January 1998, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director was a member.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Officers of the Company who serve on the Board of Directors receive no additional compensation. The Company paid a director's fee in fiscal 1998 to Mr. Clement of $45,000 plus reimbursement for expenses for each Board or committee meeting attended. Messrs. Jekel and Witzeman receive compensation for consulting services, which includes serving on the Board of Directors. Companies owned by Mr. Ramsey received certain lease payments. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Mr. Bolin receives compensation pursuant to a consulting agreement. See "EXECUTIVE COMPENSATION -- Employment Agreements and Stock Grant Agreements." The Company pays all of its other non-employee Board members an annual retainer of $15,000 plus $1,000 for each Board meeting attended, $500 for each Board meeting participated in telephonically, $500 for each committee meeting attended, and $250 for each committee meeting participated in telephonically. The Company also pays $2,500 annually to any non-employee chairman of each of the committees of the Board of Directors. Under the terms of the Company's 1992 Plan, non-employee directors receive (i) stock options to purchase 10,000 shares upon their first election to the Board of Directors and options to purchase 2,500 shares at the meeting of the Board of Directors held immediately after the annual meeting of stockholders (except that the Chairman of the Board will receive stock options to acquire 5,000 shares), and (ii) each year each non-employee Board member will receive stock options to acquire a number of shares equal to 1,000 shares for each $0.05 increase in the Company's earnings per share over the previous fiscal year (subject to a maximum of 5,000 shares of stock per non-employee Board member). See "EXECUTIVE COMPENSATION -- 1992 Stock Option Plan."

     In fiscal 1998, the Company granted options to Ms. Carpenter and to Messrs. Rustand, Clement, Bolin, Ramsey, Jekel, Turner, Walker and Witzeman to purchase 10,000, 22,500, 2,500, 22,500, 20,000, 2,500, 2,500, 12,500 and 2,500 shares of
Common Stock, respectively, at exercise prices of $29.00 to $34.50 per share.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth the total compensation received for services rendered in all capacities to the Company for the fiscal years ended June 30, 1996, 1997, and 1998 by the Company's Chief Executive Officer, and its four most highly compensated executive officers who were in office at June 30, 1998 and one executive officer who was no longer with the Company at June 30, 1998 whose aggregate cash compensation exceeded $100,000 (together the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                                ---------------------------------
                                             ANNUAL COMPENSATION                        AWARDS            PAYOUTS
                                ---------------------------------------------   -----------------------   -------
                                                                                RESTRICTED
                                                                 OTHER ANNUAL     STOCK      SECURITIES    LTIP      ALL OTHER
NAME AND                                                         COMPENSATION    AWARD(S)    UNDERLYING   PAYOUTS   COMPENSATION
PRINCIPAL POSITION AT YEAR-END  YEAR   SALARY($)     BONUS($)       ($)(1)        ($)(2)     OPTIONS(#)     ($)        ($)(3)
------------------------------  ----   ---------     --------    ------------   ----------   ----------   -------   ------------
Warren S. Rustand               1998   $407,267(4)   $145,125(5)     --                --      22,500       --        $108,200(6)(7)
Chief Executive Officer         1997   $386,000(8)   $172,317(9)     --                --      22,500       --        $105,000(6)
and President(11)...........    1996   $306,250(10)  $321,871        --          $660,000     250,000       --        $105,000(6)

Robert T. Edwards               1998   $245,068            --        --                --      22,500       --        $  3,200(7)
Executive Vice President....    1997   $217,000      $ 21,766        --                --      49,230       --        $  3,000
                                1996   $184,288            --        --                --      27,500       --        $  3,000

Robert E. Ramsey, Jr.
Senior Vice President.......    1998   $201,154            --        --                --      20,000       --              --

Mark E. Liebner
Senior Vice President,          1998   $192,706            --        --                --      20,000       --        $  3,200(7)
Chief Financial Officer         1997   $163,474      $ 27,797        --                --      34,763       --        $  3,000
and Treasurer...............    1996   $157,736            --        --                --      27,500       --        $  3,000

William R. Crowell              1998   $161,774            --        --                --      20,000       --        $  3,200(7)
Senior Vice President.......    1997   $151,105      $ 26,492        --                --      30,851       --        $  2,670
                                1996   $115,842            --        --                --      25,000       --        $  2,267

William F. Gillis
Former Senior Vice
President...................    1998   $263,462            --        --                --      20,000       --              --

---------------
 (1) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the Named Executive Officers except as noted.

 (2) Fair market value at October 17, 1995 based upon the closing price of the Company's Common Stock of $24.00 per share. At June 30, 1998, Messrs. Rustand, Edwards, Liebner, and Crowell held 27,500, 4,166, 52,500 and 5,000 shares of Common Stock, respectively, subject to certain transfer and forfeiture restrictions. The fair market value of such shares at June 30, 1998 was $357,500, $54,158, $682,500 and $65,000, respectively. See
     "EXECUTIVE COMPENSATION -- Employment Agreements and Stock Grant
     Agreements."

 (3) Unless otherwise indicated, consists of Company-matching contributions to the Company's 401(k) plan.

 (4) Includes $100,000 in salary earned by Mr. Rustand in fiscal 1998 but deferred to a future year.

 (5) Includes a $145,125 cash award made to Mr. Rustand in fiscal 1998 to pay the tax liability in connection with the vesting of a previously awarded stock grant.

 (6) The Company paid $105,000 in insurance premiums in each of fiscal 1996, fiscal 1997 and fiscal 1998 pursuant to an agreement with Mr. Rustand to assist in purchasing split dollar life insurance.

 (7) Represents 449 shares of Common Stock contributed to the Company's 401(k) plan on September 1, 1998 as a matching contribution by the Company.

 (8) Includes $100,000 in salary earned by Mr. Rustand in fiscal 1997 but deferred to a future year.

 (9) Includes a $126,557 cash award made to Mr. Rustand in fiscal 1997 to pay the tax liability in connection with the vesting of a previously awarded stock grant.

(10) Includes $100,000 in salary earned by Mr. Rustand in fiscal 1996 but deferred to a future year.

(11) Mr. Rustand was Chief Executive Officer and President of the Company until his resignation in August 1998.

(12) Mr. Edwards has announced his retirement as Executive Vice-President of the Company effective January 1, 1999. Mr. Edwards will be engaged by the Company as a special consultant through June 1999. See discussion at "EXECUTIVE COMPENSATION -- Employment Agreements and Stock Grant Agreements."

OPTION GRANTS

     The following table represents the options granted to the Named Executive Officers in the last fiscal year and the value of such options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                                  ------------------------------------------------------------------------
                                                     %
                                  NUMBER OF       OF TOTAL
                                  SECURITIES      OPTIONS
                                  UNDERLYING     GRANTED TO     EXERCISE OR                   GRANT DATE
                                   OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    PRESENT VALUE
                                  GRANTED(#)    FISCAL YEAR       ($/SH)          DATE          ($)(2)
                                  ----------    ------------    -----------    ----------    -------------
Warren S. Rustand...............    22,500(1)        2%           $29.00          2007         $162,600
Robert T. Edwards...............    22,500(1)        2%           $29.00          2007         $162,600
Robert E. Ramsey, Jr............    20,000(1)        2%           $29.00          2007         $144,600
Mark E. Liebner.................    20,000(1)        2%           $29.00          2007         $144,600
William R. Crowell..............    20,000(1)        2%           $29.00          2007         $144,600
William F. Gillis...............    20,000(1)        2%           $29.00          2007         $144,600

---------------
(1) The options became exercisable upon their grant in September 1997.

(2) The hypothetical present value of the options at the date of grant was determined using the Black-Scholes option pricing model. The Black-Scholes model estimates the present value of an option by considering a number of factors, including the grant price of the option, the volatility of the Company's Common Stock, the dividend rate, the term of the option, the time it is expected to be outstanding and interest rates. The Black-Scholes values were calculated using the following assumptions: (i) a risk-free interest rate of 5.11%; (ii) a dividend yield of 0.00%; (iii) an expected life of the option after vesting of 1.32 years; and (iv) an expected volatility of 46.65%.

OPTION EXERCISES AND HOLDINGS

     The following table represents certain information respecting the options held by the Named Executive Officers.

                         AGGREGATED OPTION EXERCISES IN
                              LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                  SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                ACQUIRED ON    VALUE        AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                                 EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                                (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Warren S. Rustand.............        --           --      166,250        150,000             --          --
Robert T. Edwards.............        --           --      165,481         12,499       $138,000          --
Robert E. Ramsey, Jr..........        --           --       20,000             --             --          --
Mark E. Liebner...............        --           --      137,014         12,499       $ 93,000          --
William R. Crowell............     4,166      $74,988       95,727         12,499       $ 10,332          --
William F. Gillis.............        --           --       20,000             --             --          --

---------------
(1) Calculated based on the market price at exercise multiplied by the number of options exercised less the total exercise price of the options exercised.

(2) Calculated based on $13.00, which was the closing sales price of the Common Stock as quoted on the Nasdaq National Market on June 30, 1998, multiplied by the number of applicable shares in-the-money less the total exercise price.

EMPLOYMENT AGREEMENTS AND STOCK GRANT AGREEMENTS

     In August 1998, John B. Furman became the Company's President and Acting Chief Executive Officer. The Company entered into an employment agreement with Mr. Furman for a one year term, renewable for one year periods thereafter. Pursuant to Mr. Furman's employment agreement, he is to receive a base salary of $292,500 and additional compensation of $100,000 during the first year of employment. In connection with the agreement, the Company granted Mr. Furman stock options to purchase 100,000 shares of the Company's Common Stock under the 1992 Plan. These stock options are fully vested and exerciseable on the date of grant. Mr. Furman's employment agreement provides that upon any renewal of the one year term under the agreement, the Company will grant Mr. Furman options to purchase an additional 100,000 shares of the Company's Common Stock. Mr. Furman's employment agreement provides that should the Company terminate his employment agreement without cause, or should he terminate his employment agreement for good reason, he will receive his base salary and additional compensation for the remainder of the employment term, and $350,000 for one year thereafter.

     Employment agreements with Messrs. Liebner and Crowell expire in 1999, and the employment agreement with Mr. Ramsey expires in 2002. Subject to annual review of the Human Resources/ Compensation/Organization Committee of the Board of Directors, each agreement provides for a base salary (which currently are as follows: Mr. Ramsey, $200,000; Mr. Liebner $240,000; and Mr. Crowell, $210,000), and entitles the executive to participate in stock option plans and other generally available benefit programs.

     Each executive participates in the Company's management incentive program that provides bonuses to executive officers and other members of management based upon the Company achieving certain financial and operating goals as well as the achievement of individual objectives established for each participant.

     Each employment agreement generally provides that each executive shall receive certain severance benefits if: (i) the Company decides not to renew the agreement for an additional term; (ii) the Company terminates the executive without cause; (iii) the executive terminates the agreement for good reason; or
(iv) the executive becomes disabled and is unable to perform his duties.

     If the Company decides not to renew the employment agreement, the executive (except for Mr. Ramsey) will receive his base salary plus certain benefits for one year (two years for Mr. Edwards). Mr. Ramsey's employment agreement does not provide for a renewal term, and provides that he is not entitled to severance benefits if he is terminated for any reason after June 2000. Should the Company terminate the executive without cause, the executive will receive his base salary plus certain benefits for the greater of: (i) the remainder of the contract term; or (ii) one year (two years for Mr. Edwards). If the executive terminates the agreement for good reason, the agreement provides that the executive will receive his base salary plus certain benefits for one year (two years for Mr. Edwards). Should the executive become disabled and unable to perform his duties, the Company will continue to pay the executive's salary for a period of six months (three months for Mr. Ramsey and one year for Mr. Furman and Mr. Edwards).

     In addition, each agreement provides for the Company to indemnify the executive for certain liabilities arising from actions taken within the scope of employment. Each employment agreement contains restrictive covenants pursuant to which the executive has agreed not to compete with the Company or to solicit any clients or employees of the Company for a period of two years (one year for Mr. Furman) after the executive's employment ceases.

     Mr. Bolin's employment agreement expired on January 1, 1998. See below for a discussion of Mr. Bolin's consulting agreement entered into in March 1997. Mr. Gillis resigned from the Company on June 1, 1998. Mr. Edwards' employment agreement expires on December 30, 1998. See below for a discussion of a consulting agreement to be entered into with Mr. Edwards effective January 1, 1999.

     Change of control agreements entered into by Messrs. Furman, Bolin, Edwards, Liebner, Crowell, and Gillis (the "Change of Control Agreements") provide that in the event of a change of control and the surviving entity or individuals in control do not offer such persons employment, terminate their employment, or such persons terminate their employment for good reason, such persons will receive two years' severance pay plus certain benefits, including the acceleration of exercisability of their stock options or the payment of the value of such stock options in the event they are not accelerated or replaced with comparable options. For purposes of the Change of Control Agreements, "good reason" includes a reduction of their respective duties and/or salary or the surviving entity's failure to assume their respective employment and change of control agreements. In the case of Mr. Liebner or Mr. Crowell, they are entitled to receive benefits under the Change of Control Agreements if they elect to terminate their employment for any or no reason within two years following a change of control. For purposes of the Change of Control Agreements, a "change of control" includes (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of the Company's then outstanding voting securities; (ii) during any two-year period, Board members of the Company at the beginning of such period cease to constitute at least a majority thereof (except that any new Board member approved by at least two-thirds of the Board members then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board); or (iii) approval by the Company's shareholders of certain reorganizations, mergers, consolidations, liquidations or sales of all or substantially all of the Company's assets. Mr. Bolin's Change of Control Agreement terminated January 1, 1998 and Mr. Edwards' Change of Control Agreement will terminate January 1, 1999.

     In conjunction with their employment agreements, Messrs. Bolin, Edwards, Liebner and Crowell entered into a Conditional Stock Grant Agreement (the "Stock Grant Agreement"). Each Stock Grant Agreement provided for the issuance of shares of Common Stock subject to certain transfer and forfeiture restrictions and restricts the executive from transferring any shares issued thereunder until the lapse of the forfeiture restrictions. Each stock grant agreement also provides for the forfeiture of all shares issued to the executive thereunder if the executive leaves the employ of the Company for any reason within the two-year period after the date of the agreement and for the forfeiture of certain shares after such period if the executive violates the noncompetition or nonsolicitation covenants contained in the executive's employment agreement.

     Mr. Rustand resigned as Chairman of the Board of Directors, President, Chief Executive Officer and Director of the Company in August 1998. Upon his resignation, the Company and Mr. Rustand entered into a Severance Agreement dated August 24, 1998 (the "Severance Agreement.") Pursuant to the Severance Agreement, Mr. Rustand will receive: (i) annual salary of $316,400 through August 2000; (ii) deferred compensation pursuant to a Deferred Compensation Agreement of approximately $65,000 for 1998; (iii) certain health, disability, and other benefits through August 2000; and (iv) certain housing expenses through January 1999. The Company will continue to pay the premiums through August 2000 for a life insurance contract for $2,000,000 pursuant to a split dollar life insurance agreement. In conjunction with the Severance Agreement, Mr. Rustand will have until August 24, 2002 to exercise all of his issued and outstanding stock options with the Company. The Company will waive any right under those stock option agreements to repurchase shares acquired by Mr. Rustand upon exercise of the stock options. The Restricted Stock granted to Mr. Rustand pursuant to the Restricted Stock Agreement will continue to vest ratably through April 2000, however, as the shares vest, the Company will not be obligated to pay any cash award to Mr. Rustand in connection with his federal and state income tax liability. The Severance Agreement also provides that Mr. Rustand will not, in any manner whatsoever, engage in the same or similar business as the Company in any geographical service area where the Company is engaged in business through August 2000. The Company and Mr. Rustand executed a mutual release in connection with his resignation. See "REPORT OF THE HUMAN RESOURCE/COMPENSATION/ORGANIZATION COMMITTEE OF THE BOARD OF
DIRECTORS -- "Compensation of Chief Executive Officer" for a discussion of the terms of Mr. Rustand's employment agreement and compensation for fiscal 1998.

     Mr. Edwards' employment agreement will expire on December 31, 1998. Mr. Edwards has announced his retirement as Executive Vice President of the Company effective January 1, 1999. Pursuant to his employment agreement, Mr. Edwards is entitled to receive an annual salary of $250,000 and certain health, disability, and other benefits through December 2000. Mr. Edwards will have until June 2002 to exercise all of his issued and outstanding stock options with the Company. Pursuant to his employment agreement, Mr. Edwards may not, in any manner whatsoever, engage in the same or similar business as the Company in any geographical service area where the Company is engaged in business through December 2000. Mr. Edwards will be entering into a consulting agreement with the Company for a six-month term, which will become effective on January 1, 1999. Mr. Edwards' consulting agreement will provide that he will act as a special consultant to the President of the Company for special assignments. Pursuant to his consulting agreement, Mr. Edwards will receive a consulting fee of $3,500 per month. The consulting agreement will not alter or modify the Conditional Stock Grant and Repurchase Agreement Mr. Edwards entered into on May 14, 1993. The consulting agreement will provide for the same non-compete and non-solicitation provisions as contained in the employment agreement described above. The consulting agreement will provide that in the event of a change of control, amounts due under the consulting agreement will be calculated and paid in one lump sum within thirty days of the effective date of the change of control. For purposes of the consulting agreement, a "change of control" will be defined the same as in the Change of Control Agreements discussed above.

     Mr. Bolin's consulting agreement provides that he will be engaged by the Company as a special consultant through January 2002, and will serve the balance of his term on the Board of Directors. The consulting agreement further provides for an annual consulting fee of $118,000, and entitles Mr. Bolin to participate in any benefit plans that the Company maintains for its employees. Payment of the consulting fee will continue for the term of the consulting agreement if Mr. Bolin is terminated without cause or if Mr. Bolin terminates the consulting agreement for good reason and will continue for 12 months if Mr. Bolin should become disabled. The consulting agreement will not alter or modify the Conditional Stock Grant and Repurchase Agreement Mr. Bolin entered into on May 14, 1993, nor will it alter or modify several stock option agreements previously entered into by Mr. Bolin. The consulting agreement provides for the same non-compete and non-solicitation provisions as contained in the employment agreements described above. The consulting agreement provides that in the event of a change of control, amounts due under the consulting agreement will be calculated and paid in one lump sum within thirty days of the effective date of the change of control. Change of control is defined the same as in the Change of Control Agreements discussed above.

EMPLOYEE STOCK OWNERSHIP PLAN

     The ESOP is a tax-qualified employee stock ownership trust for the benefit of current and former employees age 21 or over of the Company and its subsidiaries. The ESOP was established in 1978 through the purchase from Louis
A. Witzeman, the Company's founder, of approximately 63% of the then outstanding Common Stock of the Company in exchange for real estate and a note in the principal amount of $728,000, with interest at 10% per annum, which note has been paid in full. From time to time since the establishment of the ESOP, the Company has contributed newly issued shares and treasury shares of Common Stock and cash as employer contributions. The ESOP has used such cash contributions to pay the note to Mr. Witzeman and to repurchase shares of Common Stock distributed from the ESOP. Cash contributions of $298,500, $171,000, $30,000, and $200,000 were made for the fiscal years ended June 30, 1992, 1993, 1995, and 1997 respectively. Stock contributions of 11,685, 4,364, and 5,300 shares were made for the fiscal years ended June 30, 1995, 1996, and 1997 respectively. No contributions were made for the fiscal year ended June 30, 1998. As of June 30, 1998, there were approximately 12,000 participants in the ESOP. Dean P. Hoffman and Barry Landon are the Trustees of the ESOP. The Company's ESOP Advisory Committee is responsible for directing the Trustee in the general administration of the ESOP. With respect to the shares of Common Stock of the Company held by the ESOP, the participants in the ESOP are authorized to control how votes are cast by giving instructions to the Trustee; however, if and to the extent that the Trustee does not receive participant instructions, the Trustee will vote the shares in accordance with instructions from the Company's Advisory Committee. Each participant may control the voting of such shares in the proportion that the value of that participant's benefit in the ESOP fund bears to the total value of all benefits therein. The ESOP permits any fully vested employee to receive an in-service distribution of up to 50% of his or her account balance while employed by the Company. An in-service distribution results in deferment of the receipt of the balance of such employee's account until three years after the employee's termination of employment other than as a result of the employee's retirement at the ESOP's normal retirement age, disability, or death. Participants in the ESOP otherwise may only request distribution of their ESOP account balance in shares of Common Stock under certain circumstances including termination of employment, early retirement, retirement, death and disability. In fiscal 1998, 45,779 shares were so distributed. In addition, upon completion of 10 plan years of service and attainment of age 55, participants have the right to direct the investment of 25% of their accounts into other diversified investments. Each participant's account vests 20% after three years of service and 20% each additional year thereafter.

1989 STOCK OPTION PLAN

     The 1989 Stock Option Plan (the "1989 Plan") provides for the granting of nonqualified stock options. Options may be issued to key employees and directors of the Company or its subsidiaries ("Eligible Persons"). There are currently options outstanding to acquire 142,625 shares of the Company's Common Stock under the 1989 Plan. No more options will be issued under the 1989 Plan. The expiration date, maximum number of shares purchasable and the other provisions of the Options, including vesting provisions, were established at the time of grant. Options were granted for terms of up to 10 years and become exercisable in whole or in one or more installments at such time as was determined by the Plan Administrator upon the grant of the Options. Exercise prices of Options shall be the fair market value of the Common Stock at the time of the grant. In the event of a change of control of the Company, all options will be terminated and the optionholder must be paid in cash the difference between the fair market value of his or her options and their exercise price.

1992 STOCK OPTION PLAN

  General

     The 1992 Plan, as amended, is divided into two programs: the Discretionary Grant Program and the Automatic Option Program. The Discretionary Grant Program provides for the granting of options to acquire Common Stock of the Company ("Options"), the direct granting of the Common Stock of the Company ("Stock Awards"), the granting of stock appreciation rights ("SARs"), or the granting of other cash awards ("Cash Awards") (Stock Awards, SARs and Cash Awards are collectively referred to herein as "Awards"). Options and Awards under the 1992 Plan may be issued to executives, key employees, and others providing valuable services to the Company and its subsidiaries. The Options issued may be incentive stock options or nonqualified stock options. The Company believes that the Discretionary Grant Program represents an important factor in attracting and retaining executives and other key employees and constitutes a significant part of the compensation program for employees. The Automatic Option Program provides for the automatic grant of Options to acquire the Company's Common Stock ("Automatic Options"). Automatic Options are granted to members of the Company's Board of Directors who are not employed by the Company ("Eligible Directors"). The Company believes that the Automatic Option Program promotes the interests of the Company by providing such directors the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and an increased personal interest in its continued success and progress.

     If any change is made in the stock subject to the 1992 Plan, or subject to any Option or SAR granted under the 1992 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1992 Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the 1992 Plan and the number of shares and exercise price per share of stock subject to outstanding Options. An optionholder will not have any of the rights of a stockholder with respect to optioned shares until such holder exercises the Option.

  Eligibility and Administration

     Options and Awards may be granted only to persons ("Eligible Persons") who at the time of grant are either (i) key personnel (including officers and directors) of the Company or subsidiaries of the Company, or (ii) consultants and independent contractors who provide valuable services to the Company or to subsidiaries of the Company. Options that are incentive stock options may be granted only to key personnel of the Company (and its subsidiaries) who are also employees of the Company (or its subsidiaries).

     The Eligible Persons under the Discretionary Grant Program are divided into two groups, and there will be a separate administrator (a "Plan Administrator") for each group. One group consists of Eligible Persons who are executive officers and directors of the Company and all persons who own 10% or more of the Company's issued and outstanding stock. The power to administer the Discretionary Grant Program with respect to those persons may be vested either with the Board of Directors or with a committee comprised of two or more "Non-Employee Directors" (as such term is defined under Rule 16(b)(3)(i) promulgated under the 1934 Act) who are appointed by the Board (the "Senior Committee"). The Senior Committee, in its sole discretion, may require approval of the Board of Directors for specific grants of Options or Awards under the Discretionary Grant Program. Members of the Senior Committee may participate in the Discretionary Grant Program as permitted by the Rules. The second group consists of Eligible Persons who are not executive officers or directors of the Company and those who do not own 10% or more of the Company's issued and outstanding stock. The power to administer the Discretionary Grant Program with respect to the second group of Eligible Persons may be vested exclusively with the Board of Directors of the Company or with a committee of two or more directors. Each Plan Administrator will determine (a) which of the Eligible Persons in its group will be granted Options and Awards, (b) the amount and timing of such grant, and (c) such other terms and conditions as may be imposed by the Plan Administrator consistent with the 1992 Plan.

     To the extent that granted Options are incentive stock options, the terms and conditions of those Options must be consistent with the qualification requirements set forth in the Internal Revenue Code of 1986, as amended (the "Code"). The maximum number of shares of stock with respect to which Options or Awards may be granted to any employee during the term of the 1992 Plan may not exceed 25% of the shares of stock covered by the 1992 Plan.

  Exercise of Options

     The expiration date, maximum number of shares purchasable and the other provisions of the Options, including vesting provisions, are established at the time of grant. Options may be granted for terms of up to 10 years. Options vest and thereby become exercisable in whole or in one or more installments at such time as may be determined by the Plan Administrator upon the grant of the Options. However, a Plan Administrator has the discretion to provide for the automatic acceleration of the vesting of any Options or Awards granted under the Discretionary Grant Program in the event of a "Change in Control" (as defined in the 1992 Plan).

     The exercise prices of Options are determined by the Plan Administrator, but if the Option is intended to be an incentive stock option, it may not be less than 100% (110% if the Option is granted to a stockholder who at the time the Option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiaries) of the fair market value of the Common Stock at the time of the grant.

     Options or Awards granted pursuant to the Discretionary Grant Program may be assigned, encumbered or otherwise transferred by the optionholder or grantee if specifically allowed by the Plan Administrator upon the grant of such Option or Award. If any optionholder ceases to be employed by the Company for a reason other than disability, such optionholder or the optionholder's successor may, within three months after the termination of such employment, exercise some or all of the vested incentive stock options held by such employee. If the optionholder ceases to be employed due to disability, the three-month period is extended to 12 months. However, termination for cause terminates all Options held by such employee.

     Under the 1992 Plan, Options which are not incentive stock options and which are outstanding at the time an optionholder's service to the Company terminates will remain exercisable for such period of time thereafter as determined by the Plan Administrator. However, if the optionholder is discharged for cause, all Options held by such optionholder will terminate.

  Awards

     The Plan Administrators also may grant Awards to Eligible Persons under the 1992 Plan. Awards may be granted in the form of SARs, Stock Awards or Cash Awards. Through June 30, 1998, Stock Awards in the amount of 35,916 shares have been granted under the 1992 Plan.

     Awards granted in the form of SARs entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the award agreement to the market value of the Common Stock on the date first exercised or surrendered. The Plan Administrators may determine, consistent with the 1992 Plan, such terms, conditions, restrictions and limitations, if any, on any SARs.

     Awards granted in the form of Stock Awards entitle the recipient to receive Common Stock directly. Awards granted in the form of cash entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of the Common Stock or other securities of the Company. The Plan Administrators may determine such other terms, conditions and limitations, if any, on any Awards.

     The 1992 Plan provides that it is not intended to be the exclusive means by which the Company may issue options or warrants to acquire its Common Stock, stock awards or any other type of award. To the extent permitted by applicable law, the Company may issue any other options, warrants, or awards other than pursuant to the 1992 Plan without stockholder approval.

  Terms and Conditions of Automatic Options

     The 1992 Plan provides that (i) each year at the meeting of the Board of Directors held immediately after the annual meeting of stockholders, each Eligible Director will be granted an Automatic Option to acquire 2,500 shares of Common Stock (except that the Chairman of the Board will receive an Automatic Option to acquire 5,000 shares if the chairman is an Eligible Director), and
(ii) each year each Eligible Director will receive an Automatic Option (the "Formula Option") to acquire a number of shares equal to 1,000 shares for each $0.05 EPS Increase, subject to a maximum of 5,000 shares of stock per Eligible Director. For purposes of the foregoing, "EPS Increase" means the amount by which earnings per share for the most recent fiscal year exceeds the earnings per share for the previous fiscal year. Automatic Options (other than the Formula Options) will vest one day prior to the next annual meeting of stockholders after the applicable grant date unless the next annual meeting of stockholders occurs less than six months after the applicable grant date, in which case the Automatic Option will vest on the first anniversary of the applicable grant date. Each Formula Option will vest on the first anniversary of the applicable grant date.

     The 1992 Plan will grant new Eligible Directors Automatic Options to acquire 10,000 shares of Common Stock on the date of their first appointment or election to the Board. Such Automatic Options granted to new Eligible Directors vest one day prior to the next annual meeting of stockholders that occurs after the applicable grant date unless the next annual meeting of stockholders occurs less than six months after the applicable grant date, in which case the Automatic Options become exercisable and vest on the first anniversary of the applicable grant date. An Eligible Director is not eligible to receive the 2,500 share Automatic Option or the Formula Option if that grant date is within 30 days of such Eligible Director receiving the 10,000 share Automatic Option.

     The 1992 Plan provides that, in the event of a Change in Control, all unvested Automatic Options will automatically accelerate and immediately vest so that each outstanding Automatic Option will, immediately prior to the effective date of such Change in Control, become fully exercisable.

     The exercise price per share of stock subject to each Automatic Option is equal to the 100% of the fair market value per share on the date of the grant of the Automatic Option. Each Automatic Option expires on the tenth anniversary of the date. Eligible Directors also may be eligible to receive Options or Awards under the Discretionary Option Program or option grants or direct stock issuances under any other plans of the Company. Cessation of service on the Board terminates any Automatic Options for shares that were not vested at the time of such cessation. Automatic Options are nontransferable other than by will or the laws of descent and distribution on the death of the optionholder and, during the lifetime of the optionholder, are exercisable only by such optionholder.

  Duration and Modification

     The 1992 Plan will remain in force until November 5, 2002. The Board of Directors of the Company at any time may amend the 1992 Plan except that, without the approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company, the Board of Directors may not (i) increase, except in the case of certain organic changes to the Company, the maximum number of shares of Common Stock subject to the 1992 Plan, (ii) reduce the exercise price at which Options may be granted or the exercise price for which any outstanding Option may be exercised, (iii) extend the term of the 1992 Plan, (iv) change the class of persons eligible to receive Options or Awards under the 1992 Plan, or (v) materially increase the benefits accruing to participants under the 1992 Plan. In addition, the Board may not, without the consent of the optionholder, take any action that disqualifies any Option previously granted under the 1992 Plan for treatment as an incentive stock option or which adversely affects or impairs the rights of the optionholder of any outstanding Option. Notwithstanding the foregoing, the Board of Directors may amend the 1992 Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the 1934 Act without the consent of the stockholders of the Company.

FEDERAL INCOME TAX CONSEQUENCES FOR STOCK OPTIONS

     Certain options granted under the 1992 Plan will be intended to qualify as incentive stock options under Code Section 422. Accordingly, there will be no taxable income to an employee when an incentive stock option is granted to him or her when that option is exercised. The amount by which the fair market value of the shares at the time of exercise exceeds the option price generally will be treated as an item of preference in computing the alternate minimum taxable income of the optionholder. If an optionholder exercises an incentive stock option and does not dispose of the shares within either two years after the date of the grant of the option or one year after the date the shares were transferred to the optionholder, any gain realized upon disposition will be taxable to the optionholder as a capital gain. If the optionholder does not satisfy the applicable holding periods, however, the difference between the option price and the fair market value of the shares on the date of exercise of the option will be taxed as ordinary income, and the balance of the gain, if any, will be taxed as capital gain. If the shares are disposed of before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. The Company will be entitled to a tax deduction only to the extent the optionholder has ordinary income upon the sale or other disposition of the shares received when the option was exercised.

     Certain other options issued under the 1992 Plan, including options issued automatically to the non-employee members of the Board of Directors, will be nonqualified options. The income tax consequences of nonqualified options will be governed by Code Section 83. Under Code Section 83, the excess of the fair market value of the shares of the Common Stock acquired pursuant to the exercise of any option over the amount paid for such stock (hereinafter referred to as "Excess Value") must be included in the gross income of the optionholder in the first taxable year in which the Common Stock acquired by the optionholder is not subject to a substantial risk of forfeiture. In calculating Excess Value, fair market value will be determined on the date that the substantial risk of forfeiture expires, unless a Section 83(b) election is made to include the Excess Value in income immediately after the acquisition, in which case fair market value will be determined on the date of the acquisition. Generally, the Company will be entitled to a federal income tax deduction in the same taxable year that the optionholder recognizes income. The Company will be required to withhold income tax with respect to income reportable pursuant to Code Section 83 by an optionholder. The basis of the shares acquired by an optionholder will be equal to the option price of those shares plus any income recognized pursuant to Code Section 83. Subsequent sales of the acquired shares will produce capital gain or loss. Such capital gain or loss will be long term if the stock has been held for one year from the date of the substantial risk of forfeiture lapsed, or, if a Section 83(b) election is made, one year from the date the shares were acquired.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted an Employee Stock Purchase Plan (the "ESPP"), which allows eligible employees of the Company to purchase shares of Common Stock at semi-annual intervals through periodic payroll deductions under the ESPP. The ESPP is intended to promote superior levels of performance from, and to encourage stock ownership by, eligible employees of the Company by increasing their interest in the success of the Company. The ESPP is designed to meet this goal by offering financial incentives for employees to purchase Common Stock of the Company, thereby increasing the interest of employees in pursuing the long-term growth, profitability and financial success of the Company. The Board has reserved 450,000 shares of Common Stock for this purpose. The purchase price per share is the lower of (i) 85% of the closing price of the Company's Common Stock on the offering commencement date, or (ii) 85% of the closing price of the Company's Common Stock on the offering termination date. Prior to January 1, 1998, the purchase price per share, in general, was 85% of the closing stock price of the Company's Common stock on the participant's entry date into the offering period. The purchase price is to be paid through periodic payroll deductions not to exceed 10% of the participant's earnings due each semi-annual period of participation within the offering period. However, no participant may purchase more than $25,000 worth of Common Stock annually.

     The purchase right of a participant will terminate automatically in the event the participant ceases to be an employee of the Company, and any payroll deductions collected from such individual during the semi-annual period in which such termination occurs will be refunded. However, in the event of the participant's disability or death, such payroll deduction may be applied to the purchase of the Common Stock on the next semi-annual purchase date.

     The ESPP provides for annual offerings through the end of July 2003.

401(k) PLAN

     The Company has a contributory retirement plan (the "401(k) Plan") for the majority of its employees with at least one year of service. The 401(k) Plan is designed to provide tax-deferred income to the Company's employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

     The 401(k) Plan provides that each participant may contribute up to 12% of his or her salary (not to exceed the statutory limit). The Company has historically elected to make a fixed matching contribution to each participant's account of up to 2% of total annual cash compensation received by respective participants and a discretionary matching contribution in an amount equal to a percentage determined by the Board of Directors of the contribution made by participants. Discretionary matching contributions vest over a period of seven years. All contributions by participants and fixed matching contributions of the Company vest immediately. Under the terms of the 401(k) Plan, the Company also may make discretionary profit sharing contributions. Profit sharing contributions are allocated among participants based on their annual compensa-tion. Each participant has the right to direct the investment of his or her funds among certain named plans. Company contributions may be made in shares of the Company's Common Stock.

     Upon death, disability, retirement or the termination of employment, participants may elect to receive periodic or lump sum payments. Additionally, amounts may be withdrawn in cases of demonstrated hardship. Amounts contributed to the 401(k) Plan by the Company for the Named Executive Officers are set forth in the Summary Compensation Table under the caption "EXECUTIVE COMPENSATION."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1998, the Company's Human Resource/Compensation/Organization Committee consisted of Mr. Rustand, the Company's former Chief Executive Officer and former director, Messrs. Clement, Turner, Walker, and Ms. Carpenter, currently directors of the Company.

                       COMPLIANCE WITH SECTION 16 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it during the fiscal year ended June 30, 1998, and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements during such fiscal year or prior fiscal years, except that during fiscal year 1998, Mr. Ramsey filed four late Forms 4 covering eight transactions, Mr. Edwards filed two late Forms 4 covering two transactions, Mr. Clement filed one late Form 4 covering three transactions, Mr. Jekel filed one late Form 4 covering one transaction, and John E. Stuart, a former Senior Vice President of the Company, filed two late Forms 4 covering six transactions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company paid approximately $148,000 for the fiscal year ended June 30, 1998 for legal services to Jekel & Howard, attorneys at law, of which Mr. Jekel is a principal. The Company believes that these services were provided on terms no less favorable to the Company than could have been obtained from an unrelated firm. Mr. Jekel is a participant in the Company's ESOP. Mr. Jekel also receives $1,000 per month for services rendered to the Company and for serving on the Board of Directors. Such services are terminable at will by the Company.

     The Company paid approximately $50,000 for the year ended June 30, 1998 to Louis A. Witzeman under leases for five fire and ambulance stations. These leases can be cancelled by the Company at any time. The Company believes that these transactions are on terms no less favorable to the Company than could have been obtained from unrelated third parties. Mr. Witzeman received $102,000 for the fiscal year ended June 30, 1998 for fire protection and EMS advisory and consulting services and for serving on the Board of Directors. The Company also provides Mr. Witzeman with an automobile for personal use.

     The Company paid approximately $882,000 for the year ended June 30, 1998 to companies owned by Robert E. Ramsey, Jr. under leases for various offices and ambulances stations. The Company believes that these transactions are on terms no less favorable to the Company than could have been obtained from unrelated third parties.

     All future transactions between the Company and its officers, directors and principal stockholders are expected to be on terms no less favorable to the Company than could be obtained from unaffiliated persons and will require the approval of the Company's independent directors.

             REPORT OF THE HUMAN RESOURCE/COMPENSATION/ORGANIZATION
                      COMMITTEE OF THE BOARD OF DIRECTORS

GENERAL

     The Human Resource/Compensation/Organization Committee of the Board of Directors (the "Committee") administers the compensation programs for the Company's executive officers. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of management's programs.

     The Committee presents the following report on the compensation for the Company's executive officers for fiscal 1998.

OVERVIEW AND PHILOSOPHY

     The Company's executive compensation programs are based on the belief that the interests of executive officers should be directly aligned with those of the stockholders. The programs are strongly oriented toward a pay-for-performance philosophy that includes a significant percentage of variable compensation, and results in executives accumulating significant equity positions in the Company's Common Stock. The Committee has established the following principles to guide development of the Company's compensation programs and to provide a framework for compensation decisions:

     - provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value;

     - establish annual incentives for senior management that are directly tied to the overall financial performance of the Company; and

     - implement longer-term incentives that focus executive officers on managing from the perspective of an owner with an equity stake in the business, principally by the granting of Company stock and stock options.

COMPENSATION PROGRAMS AND PRACTICES

     The Committee determines salary ranges and incentive award opportunities for all corporate officers. The Company's management compensation program consists of cash and equity based components.

        Cash Component: Cash compensation is designed to fluctuate with Company performance. In the years that the Company exhibits superior performance, cash compensation is designed to generally be above average levels; when financial performance is below goal, cash compensation is designed to be below average competitive levels. This is achieved through the Management Incentive Plan (MIP), which is paid out annually only if predetermined quantitative and qualitative goals are attained.

           Base Pay: Base pay guidelines are established for Company officers and managers based on their relative job content. Individual base pay within the guidelines is based on sustained individual performance toward achieving the Company's goals. Annual modifications to base pay levels are proposed by the President and approved by the Committee each August. Base pay modifications for executive officers averaged approximately 9% in fiscal 1998.

           Management Incentive Plan: The MIP is an annual cash incentive plan. At the beginning of each fiscal year, performance contracts are created between the Company and the executive that document the executive's accountabilities, and define levels of performance on those accountabilities. A portion of the performance contract is weighted to the overall financial performance of the Company, and a portion is weighted to the executive's particular area of responsibility. MIP opportunity for executive officers can be as high as 80% of the base pay midpoint of the executive officer's pay range. During fiscal year 1998, the Company made no payments under the MIP.

        Equity-based Component: The Company has a long history of encouraging employees to become stockholders. In 1978, the Company formed an Employee Stock Ownership Plan (ESOP) for the benefit of all qualified employees. Over 90% of the Company's full and part-time employees are beneficiaries of the ESOP trust. In 1989, the Company implemented its first stock option plan through which the Company could grant qualified and non-qualified stock options to management employees. The Company believes that equity-based compensation in the form of the ESOP and stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of such equity-based compensation depends entirely on the future appreciation of the Company's stock. The Board grants stock options using criteria consistent with the level of an executive's anticipated impact on the Company's goals and objectives. A description of the Company's stock option plans is set forth under "EXECUTIVE COMPENSATION." See "EXECUTIVE COMPENSATION -- OPTION GRANTS" for options granted to executive officers during fiscal 1998.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. Mr. Rustand was compensated pursuant to his employment agreement. During the fiscal year ended June 30, 1998, Mr. Rustand's base pay was $314,600. His employment agreement also provided for a credit of $100,000 per year in deferred compensation and reimbursements for certain housing, travel, moving and other expenses incurred in Phoenix and Tucson. In conjunction with his employment agreement, Mr. Rustand received a grant of 27,500 shares of restricted stock vesting over four and one-half years under the 1992 Plan pursuant to a Restricted Stock Agreement together with a cash award as shares vest in an amount sufficient to pay associated federal and state income taxes. During fiscal year 1998, 5,500 shares vested pursuant to the Restricted Stock Agreement, and Mr. Rustand received a cash award of $145,125 required to pay the associated federal and state income taxes. The Company also pays the premiums on an insurance policy in the amount of $2,000,000 pursuant to a split dollar life insurance agreement. The Company did not make any payments to Mr. Rustand under the MIP during the year. See the table under "EXECUTIVE COMPENSATION -- OPTION GRANTS" for information regarding options granted to Mr. Rustand in fiscal 1998.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective in 1994, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with
Section 162(m).

                                          Members of the Human Resource/
                                          Compensation/Organization Committee

                                          Warren S. Rustand
                                          Cor J. Clement
                                          William C. Turner
                                          Henry G. Walker
                                          Mary Anne Carpenter

                           COMPANY PERFORMANCE GRAPH

     The following line graph compares cumulative total stockholder return, assuming reinvestment of dividends, for: (i) the Common Stock; (ii) NASDAQ Combined Composite Index; and (iii) the Russell 2000 Index. Because the Company did not pay dividends on its Common Stock during the measurement period, the calculation of the cumulative total stockholder return on the Common Stock did not include dividends. The Russell 2000 Index is included because it is comprised of publicly traded issuers with total market capitalization of between $222.0 million to $1.4 billion, which is similar to the Company's total average market capitalization during the fiscal year ended June 30, 1998. Because of the small number of publicly traded companies in the Company's peer group, the Company does not believe it can reasonably identify a group of peer issuers. The graph assumes $100 was invested on July 16, 1993 (the date on which the Company consummated its initial public offering and was registered under Section 12 of the Exchange Act).

                                       Rural/Metro        NASD Combined
                                       Corporation       Composite Index    Russell 2000 Index
7/16/93                                    100                 100                 100
6/30/94                                    132                 100                 102
6/30/95                                    178                 132                 120
6/30/96                                    274                 168                 147
6/30/97                                    232                 205                 168
6/30/98                                    104                 269                 193

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1999 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders of the Company for the fiscal year ending June 30, 1999, to be included in the proxy statement and form of proxy relating to such meeting, must be received by the Company no later than June 11, 1999. Under the Company's bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business must be received by the Company no later than: (i) 60 days prior to the annual meeting if such meeting is to be held on a day that is between October 20, 1999 and November 19, 1999;
(ii) 90 days in advance of the annual meeting if the meeting is to be held on or after November 19, 1999; or (iii) if the annual meeting is to be held on another date, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting.

     Pursuant to Rule 14a-4 under the Exchange Act, the Company intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company's proxy statement for the annual meeting to be held during calendar 1999, except in circumstances where (i) the Company receives notice of the proposed matter no later than August 25, 1999, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                                          Dated: October 7, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            RURAL/METRO CORPORATION

                      1998 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of RURAL/METRO CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated October 7, 1998, and hereby appoints James H. Bolin and Louis G. Jekel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company, to be held on November 19, 1998, at 10:00 a.m., local time, at the offices of the Company, 8401 East Indian School Road, Scottsdale, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.  ELECTION OF DIRECTORS:

[ ]  FOR the three nominees listed below, except as indicated

[ ]  WITHHOLD AUTHORITY to vote for the three nominees listed below

  If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

         Robert E. Ramsey, Jr., Mary Anne Carpenter, Louis A. Witzeman

                          (Continued on reverse side)

                         (Continued from reverse side)
2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

and upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                       A majority of such attorneys or
                                       substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                                       Date:

                       --------------------------------------------------------,
                                       1998

                                       -----------------------------------------

                                                       Signature

                                       -----------------------------------------

                                                       Signature

                                       (This Proxy should be dated, signed by
                                       the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)